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Loudeye Corp. held its second quarter 2006 earnings conference call on August 9, 2006. Following is a transcript of the call:

LOUDEYE CORP. Second Quarter 2006
RESULTS CONFERENCE CALL TRANSCRIPT
Dave Williamson, Executive Vice President, Business Affairs:
Thank you operator. Good afternoon everyone. Welcome to the Loudeye second quarter 2006 results conference call.
On the call today from our management team to discuss quarterly results and a business update are Mike Brochu our President and CEO and Chris Pollak, our CFO.
The call today will contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These include, without limitation, statements regarding expectations or estimates of future operating results or events, revenue mix, cost savings, company strategy and growth plans, forward looking guidance, industry outlook and trends, market potential, our market position and the impact of and details surrounding the proposed Nokia acquisition of Loudeye. Whether these forward-looking statements come to pass is subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The information covered on this call and webcast discusses the state of Loudeye’s business as of August 9, 2006. Loudeye undertakes no obligation to revise or update these statements and does not intend to update these forward-looking statements until the next quarterly results announcement, other than through publicly available statements. For information concerning the primary risks we foresee at the present time that could cause actual results to differ, please refer to Loudeye’s quarterly earnings press release, our Annual Report on Form 10-K and quarterly reports on Form 10-Q, and our other filings with the Securities and Exchange Commission.

Any references on today’s call to the terms of the proposed Loudeye-Nokia merger transaction are qualified in their entirety by our filings with the SEC, including the definitive merger agreement included as an exhibit to a Form 8-K filed with the SEC on August 8, 2006.
Loudeye has agreed to file a proxy statement in connection with the proposed merger with Nokia under the merger agreement, which will be mailed to Loudeye stockholders. Investors and Loudeye’s stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by Loudeye with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Loudeye by going to Loudeye’s corporate website at www.loudeye.com or by contacting: Investor Relations, Loudeye Corp., 1130 Rainier Avenue South, Seattle, Washington 98144.
Loudeye and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. A description of any interests that Loudeye’s officers and directors have in the merger will be available in the proxy statement. Information regarding certain of these persons and their beneficial ownership of Loudeye common stock as of March 1, 2006 is also set forth in the Schedule 14A filed by Loudeye on May 10, 2006 with the SEC with respect to Loudeye’s 2006 annual stockholders meeting. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to Loudeye’s corporate website at www.loudeye.com.

The call today is being simultaneously webcast, and access can be found on our corporate website at www.loudeye.com. Upon completion of today’s webcast, an archived version will be available on the company’s website through August 30, 2006.
The financial results announced today are unaudited and subject to change.
The EBITDA loss from continuing operations figure used on this call is expressed on a non-GAAP basis and therefore has been adjusted to exclude the effects of depreciation and amortization expense, and interest income and expense. A presentation of GAAP financial information for the quarter and a reconciliation of GAAP loss from continuing operations to EBITDA loss from continuing operations is included either in the substance of this conference or in the financial statements accompanying today’s earnings release, which is available on our web site and filed as an exhibit to our current report on Form 8-K filed with the SEC earlier today.
And now I am pleased to turn the call over to Mike.

Mike Brochu:
Thanks, Dave, and good afternoon everyone. On today’s call, we will discuss our financial results for the second quarter 2006 and provide an update on our 2006 business plan and expectations.
First of all, we are excited that our long-standing partnership with Nokia has evolved into Nokia’s offer to acquire Loudeye, as we announced yesterday. We filed a Form 8-K yesterday with the SEC describing the terms of the proposed merger transaction and we will be providing further proxy materials for our stockholders in the coming days. It is not our intent to discuss the details of the transaction on today’s call.
So now let’s turn to our second quarter results.
We have made significant gross margin improvement so far in 2006, with our gross margin at 24% for the second quarter 2006, up from 15% in the first quarter 2006. Our gross margin was 19% for the six months ending June 30, 2006, up from 11% for the first six months of 2005. This has been our primary focus for the first six months of 2006, as we implement our 2006 operating plan.
One of the challenges facing digital music retailers is the pressure on increasing wholesale content rates, especially for new release content from popular artists. We are on the leading edge in addressing this industry challenge. In 2006, we implemented in some of our European stores an initiative towards charging a range of prices for content, with premium content priced at premium rates. We also now provide unlimited monthly streaming subscription services in some of our stores with key customers in Europe. We are seeing good initial results from this higher margin revenue source.

Variable pricing, along with other initiatives such as growth in higher margin mobile services and monthly subscriptions, are examples of how we intend to drive improved gross margins in 2006 and into 2007.
We are seeing a shift in the market from web downloads towards mobile downloads, as there was considerable growth in consumer adoption of the mobile channel for downloaded music in Europe over the last 6 months. This played a part in our revenue decreasing by approximately 8% compared to last quarter, but we are addressing this change in the market by continuing to invest in development of our mobile download service.
We are pleased to announce today that we have signed O2 UK, the leading mobile carrier in the UK, to our dual download service. A launch date for this service has not yet been announced.
We are also delighted that MSN Music and KPN, two of our largest customers, renewed our arrangements during the second quarter, as previously announced.
However, as a sign of the dynamic nature of the digital distribution market we serve, a few of our customers have recently elected to terminate our services, based on either a shift in their corporate strategy or in favor of a direct partnership with Apple’s iTunes service.

During the second quarter we closed on the sale of our U.S.-based operating assets for eleven million dollars. As a result of this sale, we substantially reduced our total operating costs going forward, while improving our financial condition for our continued investment in the growing markets that we serve.
So with that as an overview of the results for the quarter and a summary of our progress on our 2006 plan, Chris Pollak will now review our financial results and our updated 2006 guidance.
Chris Pollak:
Thanks Mike.
The assets, liabilities and results of operations relating to Loudeye’s Overpeer subsidiary, which ceased operations in December 2005, and Loudeye’s U.S.-based operating assets, which we sold on April 30, 2006, are presented as discontinued operations for all periods presented in the unaudited condensed consolidated financial statements contained in our press release today and discussed on this call.
Revenue for the second quarter of 2006 was $5.4 million, an increase of 10% from Q2 2005 revenue of $4.9 million and a decrease of 8% from Q1 2006 revenue of $5.8 million. Revenue for the six months ended June 30, 2006 was $11.2 million, an increase of 28% from 2005 revenue of $8.8 million.
During the three and six month periods ended June 30, 2006, three customers accounted for approximately 60% of total revenue, and revenue from Microsoft’s MSN Music Services, our largest customer, represented over 25% of total revenue.

Revenue was up in 2006 from the same periods in 2005 primarily as a result of growth in transactional, promotional voucher and consulting services revenue, and to a lesser extent, due to the monthly subscription initiative that we launched during the first six months of 2006. Revenue was down from last quarter primarily due to the inclusion in first quarter 2006 revenue of $500,000 of promotional voucher revenue from one customer, related to a twelve month agreement entered into in February of 2005. Revenue was also adversely affected by the growing shift in the market from web downloads to mobile downloads, our variable pricing initiatives and the non renewal of our services by a few of our customers. These factors are expected to impact our overall growth in revenue during 2006.
Our total gross margin for the second quarter of 2006 was $1.3 million, or 24% of total revenue, compared to $876,000, or 18% of total revenue for the second quarter 2005, and $881,000, or 15% of total revenue for the first quarter of 2006. Our total gross margin for the six months ended June 30, 2006 was $2.2 million, or 19% of total revenue, compared to $939,000, or 11% of total revenue for the same period of 2005. The gross margin improvement in the second quarter of 2006 was generally due to higher gross margin on consulting revenue and on certain promotional voucher programs, as well as higher gross margins being realized on our variable pricing and monthly subscription initiatives in 2006.
Operating expenses totaled $4.8 million in the current quarter, which is relatively flat compared to Q1 2006 and approximately $200,000 more than Q2 2005 operating expenses. The increase from Q2 2005 levels is primarily due to the inclusion in Q2 2006 operating expenses of non-cash stock based compensation expense of $281,000 as a result of the adoption of FAS 123R during 2006.

During the second quarter of 2006, we reported a loss from continuing operations of $3.5 million, which is flat compared to Q2 2005, and down from $3.8 million in our last quarter. Our loss from continuing operations was $7.3 million for the six months ended June 30, 2006, down from $8.4 million in the same period of last year.
During the second quarter of 2006, we reported income from discontinued operations of $8.8 million, compared to a loss from discontinued operations of $3.4 million in the second quarter of 2005, and a loss of $800,000 in the first quarter of 2006. The income from discontinued operations during the current quarter is primarily the result of a gain on the sale of our U.S.-based operating assets of approximately $9 million. For the six month period ended June 30, 2006, we reported income from discontinued operations of $8 million, compared to a loss from discontinued operations of $6 million during the same period of 2005.
GAAP net income for the second quarter of 2006 was $5.4 million, as compared to a GAAP net loss of $4.6 million for the first quarter 2006, and a GAAP net loss of $6.9 million for the second quarter of 2005. GAAP net income for the six month period ended June 30, 2006 was approximately $700,000, compared to a GAAP net loss of $14.4 million during the same period of 2005.
Unrestricted cash, cash equivalents and marketable securities were $22.3 million at June 30, 2006, compared to $9 million at December 31, 2005. Restricted cash and investments decreased from $1.8 million at December 31, 2005 to approximately $200,000 at June 30, 2006.

Cash generated during the second quarter of 2006 included gross proceeds from the sale of our U.S.-based operating assets in April, 2006 for $11 million.
Deferred revenue and customer deposits at June 30, 2006 were $4.6 million, net of related receivables of $1.1 million. Deferred revenue at December 31, 2005 was $5.2 million, net of related receivables of $1.8 million. Deferred revenue is comprised of the unrecognized revenue related to unearned platform fees, unutilized prepaid music voucher purchases and other prepayments for which the earnings process has not yet been completed.
As previously disclosed in July 2006, we regained compliance with NASDAQ’s one dollar minimum bid price listing requirement, by implementing a one-for-ten reverse stock split in May 2006.
Turning now to our updated financial guidance for 2006.
Our gross margin has improved and our losses from continuing operations are narrowing, however the pace of growth in top line revenue has slowed. While future results are subject to changes and risks, Loudeye currently anticipates that 2006 revenue will be approximately $22 to $25 million. This would represent growth of 10% to 25% over our 2005 annual revenue of $20.3 million.
I now turn the call back over to Mike for his closing comments.

MIKE
Thanks Chris.
We are pleased with our achievements so far in 2006. We have implemented significant changes to our business that better positions us to capitalize on future opportunities. We are very excited about the proposed Nokia merger transaction that we announced yesterday. Our board of directors has unanimously voted to approve the merger and to recommend that our stockholders vote in favor of this transaction. The board has concluded that the Nokia acquisition is in the best interests of the Loudeye stockholders.
Over the next few months we will:
•	Hold a special meeting of our stockholders to vote on the merger;
•	Work to satisfy the conditions to closing the merger; and
•	Continue to focus on growing the business under our 2006 operating plan.
We look forward to communicating further details on the proposed merger to our stockholders in our proxy materials.
This completes our formal remarks. Operator, would you please now open the call to questions.
Operator:
The call is now open for questions.
[No questions]

Mike Brochu:
I guess we covered everything. Thank you for your participation on today’s call. We look forward to communicating with you through our proxy materials.